Exhibit (d)(1)

AMENDMENT TO INVESTMENT MANAGEMENT AGREEMENT
Dated  July 24, 2001

	The Investment Management Agreement by and between First Pacific Mutual Fund, Inc., a Maryland corporation (the "Company"), for the First Hawaii Municipal Bond Fund series and the First Hawaii Intermediate Municipal Fund series and First Pacific Management Corporation, a Hawaii corporation, is amended as follows:


FIRST:	The Investment Management Agreement is hereby
amended to change the name of the First Hawaii Municipal Bond Fund to the Hawaii Municipal Fund and the name of the First Hawaii Intermediate Municipal Fund to the Hawaii Intermediate Fund and the name of First Pacific Management Corporation to First Pacific Capital Corporation.

	SECOND:	The foregoing amendments to the Investment
Management Agreement have been duly approved by at least a majority of the entire Board of Directors of the Company. The amendments are limited to changes expressly permitted to be made without action of the shareholders.

	THIRD:	The Investment Management Agreement Amendment
will become effective on July 24, 2001.

	IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first written above.

				FIRST PACIFIC MUTUAL FUND, INC.


				By:  /s/  Terrence K.H. Lee
				     Terrence K.H. Lee, President
[Corporate Seal]


				Attest:  /s/  Jean M. Chun
 					   Jean M. Chun, Secretary



FIRST PACIFIC CAPITAL CORPORATION


				By:  /s/  Terrence K.H. Lee
				     Terrence K.H. Lee, President
[Corporate Seal]

				Attest:  /s/  Jean M. Chun
				         Jean M. Chun, Secretary